EXHIBIT 4.4

INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT

This INTERCREDITOR AND COLLATERAL AGENCY AGREEMENT (this “Intercreditor Agreement”) dated as of August 31, 2005 is by and among (i) BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), (ii) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Revolver Agent”) for and on behalf of the Revolver Lenders (as hereinafter defined), and (iii) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Term Loan Agent”) for and on behalf of the Term Loan Lenders.

R E C I T A L S:

A. Under and pursuant to the Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Revolver Credit Agreement”) dated as of April 11, 2003 among School Specialty, Inc., a Wisconsin corporation (the “Borrower”), the guarantors identified therein, the Revolver Lenders (defined below) and the Revolver Agent, the Revolver Lenders have agreed to provide a $250,000,000 revolving credit facility to the Borrower.

B. Under and pursuant to the Term Loan Credit Agreement (as amended, modified, supplemented and extended from time to time, the “Term Loan Credit Agreement”) dated as of the date hereof among the Borrower, the guarantors identified therein, the Term Loan Lenders (defined below) and the Term Agent, the Term Loan Lenders have agreed to provide a $100,000,000 term loan facility to the Borrower.

C. Under and pursuant to the Pledge Agreement (defined below), the Loan Parties have pledged, or will pledge, to the Collateral Agent, for the benefit of the Secured Parties, 100% of the shares of capital stock of each Domestic Subsidiary of any Loan Party and 65% of the shares of capital stock of each Foreign Subsidiary directly owned by any Loan Party.

D. Under and pursuant to the Security Agreement, each of the Loan Parties has granted a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the Personal Property Collateral in which such Loan Party has an interest.

E. The Revolving Loans have been unconditionally guaranteed by the Revolver Guarantors under the Revolver Credit Agreement, and the Term Loans have been unconditionally guaranteed by the Term Loan Guarantors under the Term Loan Credit Agreement.

F. The Secured Parties (defined below) desire that Bank of America, N.A. shall be the Collateral Agent to act on behalf of all Secured Parties regarding the Collateral and the Secured Parties have entered into this Intercreditor Agreement to, among other things, further define the rights, duties, authority and responsibilities of the Collateral Agent and the relationship among the Secured Parties regarding the relative rights and priorities with respect to the Collateral and to provide for the sharing of certain other amounts recovered by a Secured Party as more fully provided for herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

The following terms shall have the meanings assigned to them below in this Section 1 or as otherwise defined in the provisions of this Intercreditor Agreement:

“Act” shall have the meaning assigned thereto in Section 4.5 hereof.

“Bankruptcy Code” shall have the meaning assigned thereto in Section 7.1.

“Borrower” shall have the meaning assigned thereto in the Recitals hereof.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York or Charlotte, North Carolina.

“Collateral” means the Pledged Capital Stock, the Personal Property Collateral and the Mortgaged Property (if any).

“Collateral Agent” shall have the meaning assigned thereto in the introductory paragraph hereto, together with any successors and assigns

“Collateral Documents” means the Pledge Agreement, the Security Agreement and the Mortgages (if any).

“Domestic Subsidiaries” means all direct and indirect Subsidiaries that are domiciled, incorporated or organized under the laws of any state of the United States or the District of Columbia (or have any material assets located in the United States or the District of Columbia) whether existing as of the date hereof or hereafter created or acquired.

“Enforcement Event” means any of the following: (a) the exercise by any Secured Party of set-off or similar rights against any obligation of any of the Loan Parties (excluding applications of funds pursuant to non-default contract rights), (b) the acceleration of any of the Revolver Obligations or Term Loan Obligations, (c) the occurrence of any Event of Default under the Revolver Credit Agreement or the Term Loan Credit Agreement and (d) a demand for payment or performance is made under any Guaranty.

“Event of Default” means (i) any “Event of Default” under and as defined in the Revolver Credit Agreement or (ii) any “Event of Default” under and as defined in the Term Loan Credit Agreement.

“Financing Documents” means the Revolver Documents and the Term Loan Documents.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Guaranties” means the Revolver Guaranties and the Term Loan Guaranties, and “Guaranty” means any one of them.

“Guarantors” means the Revolver Guarantors and the Term Loan Guarantors and “Guarantor” means any one of them.

“Intercreditor Agreement” shall have the meaning assigned thereto in the introductory paragraph hereto.

“Letter of Credit” means a letter of credit issued by the L/C Issuer under the Revolver Credit Agreement, as any such letter of credit may be amended, modified, extended, renewed or replaced.

“Letter of Credit Collateral Account” shall have the meaning assigned thereto in Section 6.3(c) hereof.

“L/C Issuer” means Bank of America, N.A. or any successor L/C Issuer appointed pursuant to the terms of the Revolver Credit Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“LOC Obligations” means, at any time, without duplication, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer but not theretofore reimbursed (with a Revolving Loan or otherwise).

“Majority Secured Parties” means, at the time of any determination hereunder, (a) Revolver Lenders holding in the aggregate more than 50% of the principal amount of the Revolver Obligations then outstanding (including the outstanding LOC Obligations) and (b) Term Loan Lenders holding in the aggregate more than 50% of the principal amount of the Term Loan Obligations then outstanding.

“Mortgages” means those certain mortgages, deeds of trust, deeds to secure debt or like instruments that may from time to time be given by a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as amended or modified from time to time.

“Mortgaged Property” means the real property subject to, and identified in, the Mortgages (if any).

“Notice of Event of Default” means a written notice issued to the Collateral Agent with a copy to the Borrower by any Secured Party certifying that an Event of Default has occurred and is continuing under the Revolver Credit Agreement or the Term Loan Credit Agreement, as applicable.

“Obligations” means the Revolver Obligations and the Term Loan Obligations.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, trust or other enterprise (whether or not incorporated) or any government authority.

“Personal Property Collateral” means the collateral in which each of the Loan Parties has granted a security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of the Security Agreement.

“Pledge Agreement” means that certain Amended and Restated Pledge Agreement dated as of the date hereof among the Borrower, the Guarantors and the Collateral Agent, for the benefit of the Secured Parties, as amended or modified from time to time.

“Pledged Capital Stock” means the shares of capital stock pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of the Pledge Agreement.

“Pro Rata Share” means, with respect to each Secured Party as of any time of determination, the percentage of all Obligations owed to such Secured Party, if any, as of such time of determination.

“Proceeds” shall have the meaning assigned thereto in Section 4.3.

“Recovery Payment” means the rescinding, restoring or returning by any Secured Party of any payment, or any part thereof, of any amount of the Obligations if (a) such payment was made to the Secured Party pursuant to Section 4.3 after the occurrence of an Enforcement Event and (b) such rescinding, restoring or returning is required in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any or all of the Loan Parties, upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any of the Loan Parties or any substantial part of their respective property or otherwise.

“Revolver Agent” shall have the meaning assigned thereto in the introductory paragraph hereto, together with any successors and assigns.

“Revolver Credit Agreement” shall have the meaning assigned thereto in the Recitals hereof.

“Revolver Documents” means the Loan Documents (as defined in the Revolver Credit Agreement).

“Revolver Guaranties” means the guaranty obligations of the Revolver Guarantors made pursuant to the Revolver Credit Agreement and shall include each additional guaranty delivered pursuant to the requirements of the Revolver Credit Agreement.

“Revolver Guarantor” means any Subsidiary of the Borrower as may from time to time become a guarantor under the Revolver Credit Agreement in accordance with the provisions of the Revolver Credit Agreement.

“Revolver Lender” means each Person that is a lender under the Revolver Credit Agreement on the date hereof (including the Swing Line Lender and the L/C Issuer) and each Person that hereafter becomes a lender under to the Revolver Credit Agreement in accordance with the terms thereof, together with their successors and assigns.

“Revolver Obligations” means, collectively, (a) all principal, interest, fees and other amounts (including reimbursement obligations and indemnity obligations) owing by the Borrower and the Revolver Guarantors to the Revolver Agent and the Revolver Lenders under the Revolver Documents (including, without limitation, interest accruing at the then applicable rate provided in the Revolver Credit Agreement after an Event of Default occurs under the Revolver Credit Agreement and interest accruing at the then applicable rate provided in the Revolver Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Revolver Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and (b) all obligations owing by the Borrower and the Revolver Guarantors to any Revolver Lender, or any affiliate of a Revolver Lender, under any Swap Contract permitted under the Revolver Credit Agreement, in each case whether direct or indirect, absolute or contingent, due or to become due, and now existing or hereafter incurred.

“Revolving Loans” shall mean all loans (other than letters of credit) made under the Revolver Credit Agreement.

“Secured Party” means a Revolver Lender, the Revolver Agent, a Term Loan Lender and the Term Loan Agent. The Revolver Lenders, the Revolver Agent, the Term Loan Lenders and the Term Loan Agent are sometimes collectively referred to herein as the “Secured Parties”.

“Security Agreement” means that certain Amended and Restated Security Agreement dated as of the date hereof among the Borrower, the Guarantors and the Collateral Agent, for the benefit of the Secured Parties, as amended or modified from time to time.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

“Swap Contract” means means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Loan Agent” shall have the meaning assigned thereto in the introductory paragraph hereto, together with any successors and assigns.

“Term Loan Credit Agreement” shall have the meaning assigned thereto in the Recitals hereof.

“Term Loan Documents” means the Loan Documents (as defined in the Term Loan Credit Agreement).

“Term Loan Guaranties” means the guaranty obligations of the Term Loan Guarantors made pursuant to the Term Loan Credit Agreement and shall include each additional guaranty delivered pursuant to the requirements of the Term Loan Credit Agreement.

“Term Loan Guarantor” means any Subsidiary of the Borrower as may from time to time become a guarantor under the Term Loan Credit Agreement in accordance with the provisions of the Term Loan Credit Agreement.

“Term Loan Lender” means each Person that is a lender under the Term Loan Credit Agreement on the date hereof and each Person that hereafter becomes a lender under to the Term Loan Credit Agreement in accordance with the terms thereof, together with their successors and assigns.

“Term Loan Obligations” means, collectively, (a) all principal, interest, fees and other amounts (including reimbursement obligations and indemnity obligations) owing by the Borrower and the Term Loan Guarantors to the Term Loan Agent and the Term Loan Lenders under the Term Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in the Term Loan

Credit Agreement after an Event of Default occurs under the Term Loan Credit Agreement and interest accruing at the then applicable rate provided in the Term Loan Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Term Loan Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and (b) all obligations owing by the Borrower and the Term Loan Guarantors to any Term Loan Lender, or any affiliate of a Term Loan Lender, under any Swap Contract permitted under the Term Loan Credit Agreement, in each case whether direct or indirect, absolute or contingent, due or to become due, and now existing or hereafter incurred.

“Term Loans” shall mean all loans made under the Term Loan Credit Agreement.

“Unfunded LOC Exposure” means, at any time, the aggregate undrawn amount of all outstanding Letters of Credit at such time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of North Carolina.

SECTION 2 APPOINTMENT AND AUTHORITY OF COLLATERAL AGENT.

(a) The Secured Parties hereby appoint Bank of America, N.A. to act as Collateral Agent on the terms and conditions set forth in this Intercreditor Agreement and the Collateral Documents and authorize the Collateral Agent to execute the Collateral Documents in the name of and for the benefit of the Secured Parties, and Bank of America, N.A. hereby accepts such appointment and shall have all of the rights and obligations of the Collateral Agent hereunder and under the Collateral Documents.

(b) The Secured Parties hereby appoint the Collateral Agent as agent for the purposes of perfecting the security interest in the Collateral and the Collateral Agent hereby acknowledges that it shall hold the certificates, if any, representing the Pledged Capital Stock for the ratable benefit of all Secured Parties.

(c) Subject to the requirements of Section 4.2 hereof relating to the instructions of the Majority Secured Parties, each Secured Party hereby authorizes, and each Secured Party shall be deemed to authorize, the Collateral Agent to take such action on its behalf hereunder and under the provisions of the Collateral Documents and any other instrument and agreement referred to therein or now or hereafter delivered thereunder and to exercise such powers thereunder as are specifically delegated to or required of the Collateral Agent by the terms thereof, subject to the provisions hereof.

SECTION 3 PRIORITY OF LIENS; SHARING OF GUARANTIES.

Notwithstanding any contrary provision contained in the Uniform Commercial Code, any applicable law or judicial decision or the Financing Documents, or whether any Secured Party has possession or control of all or any part of the Collateral, and irrespective of the time, order or method of attachment, perfection, filing or recording of any lien or security interest existing under the Collateral Documents, as among the Secured Parties the respective rights of each Secured Party in respect of liens and security interests existing under the Collateral Documents shall at all times remain on a parity with one another without preference, priority or distinction and shall be shared as provided herein, and any payments, proceeds or other distributions realized or received in respect thereof shall be shared by the Secured Parties and distributed in accordance with the rights and priorities set forth in this Intercreditor Agreement. Any payments or proceeds received by the Collateral Agent, the Revolver Agent, the Term Loan Agent or any Secured Party by way of right of setoff or banker’s lien or counterclaim (whether by law, contract or otherwise) shall be shared by the Secured Parties and distributed in accordance with the rights and priorities set forth in this Intercreditor Agreement. Each Secured Party further agrees with each other Secured Party that all payments made pursuant to the terms of any Guaranty shall be shared as provided herein.

SECTION 4 ENFORCEMENT AGAINST COLLATERAL; APPLICATION OF PROCEEDS FROM COLLATERAL AND GUARANTIES.

Section 4.1 Limit on Enforcement.

The Secured Parties agree among themselves and for their own benefit alone that the liens and security interests granted and provided for in the Collateral Documents shall not be enforced as against any of the Collateral except by the Collateral Agent at the direction of the Majority Secured Parties upon the occurrence of an Event of Default and in compliance with the provisions hereof. Each Secured Party agrees that, as long as any Obligations exist or may become outstanding pursuant to the terms of the Financing Documents, the provisions of this Intercreditor Agreement shall provide the exclusive method by which any Secured Party may exercise rights and remedies under the Collateral Documents.

Section 4.2 Enforcement.

Upon the occurrence of any Event of Default and the Collateral Agent’s receipt of a Notice of Event of Default for the same, the Collateral Agent, at the direction of the Majority Secured Parties, shall seek to realize upon the security interests and liens granted to the Collateral Agent under the Collateral Documents in such manner as shall be directed by the Majority Secured Parties. Whether before or after any Event of Default, subject to the terms and conditions hereof, the Collateral Agent shall follow the instructions of the Majority Secured Parties with respect to the preservation, protection, collection or realization upon any Collateral. If the Collateral Agent has requested instructions from the Majority Secured Parties at a time when a Notice of Event of Default shall be outstanding and the Majority Secured Parties have not responded to such request within 30 days thereafter, the Collateral Agent may take (unless any Secured Party shall have given the Collateral Agent notification that the Majority Secured Parties have not agreed upon the actions to be taken by the Collateral Agent, in which case the Collateral Agent shall take no action until instructions of the Majority Secured Parties are received), but shall have no obligation to take, any and all actions under the Collateral Documents or otherwise, including foreclosure of any lien or any other exercise of remedies, as the Collateral Agent shall determine to be in the best interests of the Secured Parties and to maximize both the value of the Collateral and the present value of the recovery by each of the Secured Parties on the Obligations; provided, however, if instructions are thereafter received from the Majority Secured Parties, then any subsequent actions of the Collateral Agent shall be subject to such instructions.

Section 4.3 Application of Proceeds.

The Collateral Agent and each of the Secured Parties agree that (a) the proceeds of any sale of the Collateral, or any part thereof, and the proceeds of any right or remedy under the Collateral Documents, (b) the proceeds received by any Secured Party through the exercise of any right of set-off or banker’s lien, (c) any and all amounts at any time recovered by any Secured Party from any Guarantor as a result of the enforcement by such Secured Party of its rights and remedies under any Guaranty and (d) any and all amounts recovered by any Secured Party from any Loan Party on or in respect of the Obligations by any means and/or for any reason following the occurrence of an Enforcement Event (collectively, the “Proceeds”) shall be turned over to the Collateral Agent (in the case of Proceeds that were received by a Secured Party) by the Secured Party that received such Proceeds, and all Proceeds in all cases shall be shared by the Secured Parties (as specified in this Section 4.3), within five (5) Business Days after receipt thereof by any Secured Party or the Collateral Agent, and shall be paid to and applied as follows:

(a) First, to the payment of the costs and expenses of the Collateral Agent incurred in connection with the execution of its duties as Collateral Agent, in exercising or attempting to exercise any right or remedy hereunder or under the Collateral Documents or in taking possession of, protecting, preserving or disposing of any item of Collateral, and all amounts against or for which the Collateral Agent is to be indemnified or reimbursed hereunder (excluding any such costs, expenses or amounts which have theretofore been reimbursed);

(b) Second, after payment in full of the amounts set forth in clause (a) above, to the Revolver Agent and to the Term Loan Agent, ratably, in accordance with the respective amounts of (i) the portion of the Revolver Obligations constituting fees, indemnities, expenses and other amounts (including fees and expenses of counsel) payable to the Revolver Agent in its capacity as such and (ii) the portion of the Term Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees and expenses of counsel) payable to the Term Loan Agent in its capacity as such, for application to such Revolver Obligations and Term Loan Obligations, without priority of one over the other;

(c) Third, after payment in full of the amounts set forth in clause (b) above, to the Revolver Lenders and to the Term Loan Lenders, ratably, in accordance with the respective amounts of (i) the portion of the Revolver Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Revolver Lenders (including fees and expenses of counsel) and (ii) the portion of the Term Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Term Loan Lenders (including fees and expenses of counsel), for application to such Revolver Obligations and Term Loan Obligations, without priority of one over the other;

(d) Fourth, after payment in full of the amounts set forth in clause (c) above, to the Revolver Lenders and to the Term Loan Lenders, ratably, in accordance with the respective amounts of (i) the portion of the Revolver Obligations constituting accrued and unpaid interest on the Revolving Loans and L/C Borrowings (as defined in the Revolver Credit Agreement) and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Revolver Lender, or any affiliate of a Revolver Lender, to the extent such Swap Contract is permitted by the Revolver Credit Agreement, and (ii) the portion of the Term Loan Obligations constituting accrued and unpaid interest on the Term Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Term Loan Lender, or any affiliate of a Term Loan Lender, to the extent such Swap Contract is permitted by the Term Loan Credit Agreement, for application to such Revolver Obligations and Term Loan Obligations, without priority of one over the other;

(e) Fifth, after payment in full of the amounts set forth in clause (d) above, to the Revolver Lenders and to the Term Loan Lenders, ratably, in accordance with the respective amounts of (i) the Revolver Obligations constituting unpaid principal of the Revolving Loans and L/C Borrowings (as defined in the Revolver Credit Agreement) and breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Revolver Lender, or any affiliate of a Revolver Lender, to the extent such Swap Contract is permitted under the Revolver Credit Agreement, and to cash collateralize the Unfunded LOC Exposure, and (ii) the Term Loan Obligations constituting unpaid principal of the Term Loans and and breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Term Loan Lender, or any affiliate of a Term Loan Lender, to the extent such Swap Contract is permitted under the Term Loan Credit Agreement, for application to such Revolver Obligations and Term Loan Obligations, without priority of one over the other;

(f) Sixth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Each of the Loan Parties agrees that, notwithstanding any Financing Document to the contrary, the Obligations owed under any Financing Document to a Secured Party (i) shall be reduced by the amount of Proceeds received by such Secured Party from the Collateral Agent pursuant to this Section 4.3 and (ii) shall not be reduced by the amount of any Proceeds paid over to the Collateral Agent by such Secured Party pursuant to this Section 4.3.

The Secured Parties and the Collateral Agent agree among themselves that (a) in the event any Secured Party by any means and/or for any reason shall obtain Proceeds in excess of its Pro Rata Share of such Proceeds, such Secured Party shall promptly transfer such Proceeds to the Collateral Agent for distribution in accordance with the order set forth above and (b) in the event any Secured Party makes a Recovery Payment, each other Secured Party shall (i) promptly transfer to the Collateral Agent for distribution to the Secured Party that made the Recovery Payment an amount equal to its Pro Rata Share (determined immediately prior to the making of the Recovery Payment) of such Recovery Payment and (ii) automatically and without any further action on the part of any party acquire a participation interest in the Obligations of the Secured Party that made the Recovery Payment in an amount equal to its Pro Rata Share (determined immediately prior to the making of the Recovery Payment) of such Recovery Payment. It is understood and agreed that the Borrower shall be liable for any deficiency between the amount of the Proceeds and the aggregate amount of the Obligations secured thereby.

Section 4.4 Determination of Amounts of Obligations.

Whenever the Collateral Agent is required to determine the existence or amount of any of the Obligations or any portion thereof or the existence of any Event of Default for any purposes of this Intercreditor Agreement, it shall be entitled, absent manifest error, to make such determination on the basis of one or more certificates of any Secured Party (with respect to the Obligations owed to such Secured Party); provided, however, that if, notwithstanding the request of the Collateral Agent, any Secured Party shall fail or refuse within ten Business Days of such request to certify as to the existence or amount of any Obligations or any portion thereof owed to it or the existence of any Event of Default, the Collateral Agent shall be entitled to determine such existence or amount by such method as the Collateral Agent may, in its reasonable discretion, determine, including by reliance upon a certificate of the Borrower; provided further, that, promptly following determination of any such amount, the Collateral

Agent shall notify such Secured Party of such determination and thereafter shall correct any error that such Secured Party brings to the attention of the Collateral Agent. The Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any of the Loan Parties or its Subsidiaries, any Secured Party or any other Person as a result of any action taken by the Collateral Agent based upon such determination prior to receipt of notice of any error in such determination.

Section 4.5 Acts of Secured Parties.

Any request, demand, authorization, direction, notice, consent, waiver or other action permitted or required by this Intercreditor Agreement to be given or taken by the Secured Parties or any portion thereof (including the Majority Secured Parties) may be and, at the request of the Collateral Agent, shall be embodied in and evidenced by one or more instruments satisfactory in form and substance to the Collateral Agent and signed by or on behalf of such Persons and, except as otherwise expressly provided in any such instrument, any such action shall become effective when such instrument or instruments shall have been delivered to the Collateral Agent. The instrument or instruments evidencing any action (and the action embodied therein and evidenced thereby) are sometimes referred to herein as an “Act” of the Persons signing such instrument or instruments. The Collateral Agent shall be entitled to rely absolutely upon an Act of any Secured Party if such Act purports to be taken by or on behalf of such Secured Party, and nothing in this Section 4.5 or elsewhere in this Intercreditor Agreement shall be construed to require any Secured Party to demonstrate that it has been authorized to take any action which it purports to be taking, the Collateral Agent being entitled to rely conclusively, and being fully protected in so relying, on any Act of such Secured Party.

SECTION 5 RELEASE OF COLLATERAL BY THE COLLATERAL AGENT.

The Collateral Agent shall not release any of the Collateral from the liens and security interests existing under the Collateral Documents without the consent of the Majority Secured Parties; provided that (i) the Secured Parties hereby irrevocably authorize the Collateral Agent to release from the liens and security interests existing under the Collateral Documents any Collateral that is sold or other transferred by a Loan Party if the Borrower certifies in writing to the Collateral Agent that the sale or other transfer is permitted under the Revolver Documents and the Term Loan Documents (and the Secured Parties agree that the Collateral Agent may rely conclusively on any such certificate, without further inquiry), and (ii) the Collateral Agent shall not release all or substantially all of the Collateral from the liens and security interests existing under the Collateral Documents without the consent of all of the Secured Parties.

SECTION 6 THE COLLATERAL AGENT.

The Collateral Agent accepts the duties hereunder and under the Collateral Documents and agrees to perform the same, but only upon the terms and conditions hereof and of the Collateral Documents, including the following, to all of which the Loan Parties and the Secured Parties by their acceptance hereof agree:

Section 6.1 Duties of Collateral Agent.

(a) The Collateral Agent upon receipt of a Notice of Event of Default furnished to the Collateral Agent pursuant to the provisions of this Intercreditor Agreement shall promptly furnish copies of the same to the Revolver Agent and the Term Loan Agent.

(b) The Collateral Agent shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the Collateral or to otherwise take or refrain from taking any action under, or in connection with, this Intercreditor Agreement or the Collateral Documents, except, subject to Section 6.7, as expressly provided by the terms and conditions of this Intercreditor Agreement or the Collateral Documents. The Collateral Agent may take, but shall have no obligation to take, any and all such actions under the Collateral Documents or otherwise as it shall deem to be in the best interests of the Secured Parties in order to maintain the Collateral and protect and preserve the Collateral and the rights of the Secured Parties; provided, however, that, except as otherwise expressly provided herein, in the absence of written instructions (which may relate to the exercise of specific remedies or to the exercise of remedies in general) from the Majority Secured Parties the Collateral Agent shall not foreclose on any lien or security interest on the Collateral or exercise any other remedies available to it under the Collateral Documents with respect to the Collateral or any part thereof.

(c) The Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties contained herein or in the Collateral Documents. The Collateral Agent makes no representation as to the value or condition of the Collateral or any part thereof, as to the title of any of the Loan Parties to the Collateral, as to the security afforded by this Intercreditor Agreement or the Collateral Documents or as to the validity, execution, enforceability, legality or sufficiency of this Intercreditor Agreement or any other Financing Document, and the Collateral Agent shall incur no liability or responsibility in respect of any such matters. The Collateral Agent shall not be required to ascertain or inquire as to the performance by any of the Loan Parties of its obligations under any of the Financing Documents.

(d) The Collateral Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall have no duty to any of the Loan Parties or any of their Subsidiaries or to the Secured Parties as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such Collateral in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it.

(e) The Collateral Agent may execute any of the powers granted under this Intercreditor Agreement or the Collateral Documents and perform any duty hereunder or thereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(f) In the event (i) the Collateral Agent shall have received any written request from any of the Loan Parties for consent or approval to any matter relating to any Collateral or such Loan Party’s obligations with respect thereto or (ii) there shall be due from the Collateral Agent under the provisions of the Collateral Documents any performance or the delivery of any instrument, then, in each such event, the Collateral Agent shall send to each of the Secured Parties a notice setting forth in reasonable detail (x) an account of the matter as to which such consent or approval has been requested or the performance or instrument required to be so delivered, as the case may be, and (y) the Collateral Agent’s proposed course of action with respect thereto. No such consent or approval of the Secured Parties shall be required with respect to any action taken in accordance with the provisions of Section 4.2 hereof or with respect to any consent, determination or other matter that is, in the Collateral Agent’s reasonable judgment, ministerial or administrative in nature.

(g) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a Notice of Event of Default or a notice from any of the Loan Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Collateral Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it. Subject in all cases to the provisions of Section 4.2, the Collateral Agent may (but shall not be obligated to) take action hereunder on the basis of the occurrence of an Event of Default, whether or not the Collateral Agent has received any Notice of Event of Default stating that such Event of Default has occurred.

Section 6.2 Collateral Agent’s Liability.

No provision of this Intercreditor Agreement shall be construed to relieve the Collateral Agent from liability for its own grossly negligence or own willful misconduct, in each case as determined by a court of competent jurisdiction, and furthermore:

(a) the Collateral Agent shall not be liable except with respect to such duties as are specifically set forth in this Intercreditor Agreement or in the Collateral Documents and no implied covenants or obligations shall be read into this Intercreditor Agreement or the Collateral Documents against the Collateral Agent, but the duties and obligations of the Collateral Agent shall be determined solely by the express provisions of this Intercreditor Agreement and the Collateral Documents;

(b) the Collateral Agent may rely upon the authenticity of, and the truth of the statements and the correctness of the opinions expressed in, and shall be protected in acting upon, any resolution, officer’s certificate, opinion of counsel, note, request, notice, consent, waiver, order, signature guaranty, notarial seal, stamp, acknowledgment, verification, appraisal, report, stock certificate, or other paper or document believed by the Collateral Agent to be genuine and to have been signed, affixed or presented by the proper party or parties and the Collateral Agent shall not assume, and shall not be deemed to have assumed, any obligation towards or relationship of agency, fiduciary or trust with or for any other Person;

(c) whenever the Collateral Agent, or any of its agents, representatives, experts or counsel, shall consider it necessary or desirable that any matter be proved or established, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by an officer’s certificate; provided, however, that the Collateral Agent, or such agent, representative, expert or counsel, may require such further and additional evidence and make such further investigation as it or they may consider reasonable;

(d) the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with any direction or request of the Majority Secured Parties pursuant to the terms of this Intercreditor Agreement or the Collateral Documents;

(e) the Collateral Agent shall not be liable for any error of judgment made in good faith by an officer of the Collateral Agent unless it shall be determined by a court of competent jurisdiction that the Collateral Agent was grossly negligent in ascertaining the pertinent facts; and

(f) whether or not an Event of Default shall have occurred, the Collateral Agent shall not be under any obligation to take or refrain from taking any action under this Intercreditor Agreement or the Collateral Documents (i) which may tend to involve it in any expense or liability, unless and until it is requested in writing so to do by the Majority Secured Parties and furnished, from time to time as it may require, with satisfactory security and indemnity or (ii) which may conflict with any provisions of law, this Intercreditor Agreement, the Collateral Documents or any order of any court or administrative agency.

Section 6.3 Status of Moneys Received.

(a) Pending the disbursement thereof pursuant to the terms of this Intercreditor Agreement, all monies received by the Collateral Agent following the occurrence of an Enforcement Event or the enforcement of the liens and security interests granted and provided for in the Collateral Documents shall be held for the purposes for which they were received, in segregated accounts, and shall, if held by the Collateral Agent for more than one (1) Business Day, be invested by the Collateral Agent in investments permitted by Section 6.3(b) below. The Collateral Agent and any affiliate may become the owner of any of the Obligations and be interested in any financial transaction with any of the Loan Parties or any affiliate, or the Collateral Agent may act as depository or otherwise in respect to other securities of any of the Loan Parties or any affiliat, all with the same rights which it would have if it was not the Collateral Agent.

(b) The Collateral Agent will, in accordance with Section 6.3(a), invest and reinvest any funds held by the Collateral Agent following the occurrence of an Enforcement Event or the enforcement of the liens and security interest granted and provided for in the Collateral Documents in direct obligations of the United States of America or obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, maturing not more than 90 days from the date of such investment. Earnings on monies so invested shall constitute proceeds of Collateral for purposes of this Intercreditor Agreement.

(c) The Collateral Agent shall establish and maintain at its offices in Charlotte, North Carolina (or such other office as the Collateral Agent may designate) an account (the “Letter of Credit Collateral Account”) into which it shall deposit all amounts that the Collateral Agent shall receive pursuant to the terms of Section 4.3 on account of the Unfunded LOC Exposure with respect to Letters of Credit then outstanding. The Collateral Agent shall establish sub-accounts in the Letter of Credit Collateral Account with respect to each such outstanding Letter of Credit. All amounts deposited in the Letter of Credit Collateral Account shall be allocated between, and deposited in, the respective sub-accounts therein pro rata in accordance with the Unfunded LOC Exposure with respect to the related Letters of Credit. If, on or after the date on which any funds are deposited in the Letter of Credit Collateral Account, any such Letter of Credit is drawn upon by the beneficiary thereof, the Collateral Agent shall, upon the written request of the Revolver Agent, apply any funds in the sub-account with respect to such Letter of Credit to the reimbursement of any drawing under such Letter of Credit honored by the L/C Issuer as if such reimbursement were being made by the Borrower pursuant to the Revolver Credit Agreement (but not in an amount in excess of the amount of such drawing); provided, however, if such Letter of Credit is drawn upon only in part, then the funds in the sub-account with respect to such Letter of Credit shall be applied to the reimbursement of such drawing ratably in accordance with the amount actually drawn on such Letter of Credit as a percentage of the total undrawn face amount of such Letter of Credit immediately prior to such drawing. At the time of any expiration or cancellation of any such outstanding Letter of Credit, or any other reduction in the amount available to be drawn thereunder (other than as a result of reimbursement of a drawing on such Letter of Credit pursuant to the terms hereof), the amount of funds in the sub-account with respect to such Letter of Credit (or, in the case of any partial reduction in the amount available to be drawn thereunder, a pro rata portion of such funds) shall be released from such sub-account, and the funds so released shall be paid to the Secured Parties in accordance with the terms of Section 4.3.

Section 6.4 Resignation of Collateral Agent.

The Collateral Agent may resign at any time by giving written notice to the Secured Parties. Upon any such resignation, the Majority Secured Parties shall have the right to appoint a successor Collateral Agent. Upon the acceptance of any appointment as a Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations as a Collateral Agent, as appropriate, under this Intercreditor Agreement, the Collateral Documents and the other Financing Documents and the provisions of this Section 6.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Intercreditor Agreement. No resignation of the Collateral Agent shall become effective until a successor Collateral Agent shall have accepted appointment as Collateral Agent; provided that in the event a successor Collateral Agent has not accepted appointment within sixty (60) days after the retiring Collateral Agent’s giving notice of resignation, the retiring Collateral Agent may apply to a court of competent jurisdiction for appointment of a successor Collateral Agent.

Section 6.5 Succession of Successor Collateral Agent.

Any successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to the Borrower and the predecessor Collateral Agent an instrument accepting such appointment, and thereupon such successor Collateral Agent, without any further act, deed, conveyance or transfer, shall become vested with the title to the Collateral, and with all the rights, powers, duties and obligations of the predecessor Collateral Agent hereunder, with like effect as if originally named as Collateral Agent herein.

Upon the request of any such successor Collateral Agent, however, at the expense of the Loan Parties, the Loan Parties and the predecessor Collateral Agent shall promptly execute and deliver such instruments of conveyance and further assurance reflecting terms consistent with the terms of the Financing Documents then in effect and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Collateral Agent its interest in the Collateral and all such rights, powers, duties and obligations of the predecessor Collateral Agent hereunder, and the predecessor Collateral Agent shall also promptly assign and deliver to the successor Collateral Agent any Collateral subject to the lien and security interest of the Collateral Documents which may then be in its possession.

Section 6.6 Successor Collateral Agent by Merger.

Any corporation into which the Collateral Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, or any state or national bank or trust company in any manner succeeding to the business of the Collateral Agent as a whole or substantially as a whole shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything to the contrary contained herein notwithstanding.

Section 6.7 Compensation and Reimbursement of Collateral Agent; Indemnification of Collateral Agent.

The Loan Parties jointly and severally agree:

(a) to pay to the Collateral Agent all of its out-of-pocket expenses in connection with the preparation, execution and delivery of this Intercreditor Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of its special counsel;

(b) to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder;

(c) to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Intercreditor Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel); and

(d) to indemnify the Collateral Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct (as determined by a court of competent jurisdiction) on its part, arising out of or in connection with this Intercreditor Agreement or the Collateral Documents or any action taken or omitted by it thereunder or in connection therewith, including, but not limited to, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, and any loss, liability, expense or claim arising out of its possession, management, control, use or operation of the Collateral.

The Secured Parties agree to indemnify the Collateral Agent (to the extent not reimbursed under Section 6.7(a) through (d) inclusive), ratably on the basis of the respective principal or face amounts of the Obligations then outstanding, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Collateral Agent arising out of the actions of the Collateral Agent under this Intercreditor Agreement or any Collateral Documents or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents including, without limitation, all expenses, compensation, disbursements, advances, losses or liabilities of the type described in Section 6.7(a) through (d) inclusive, provided that no Secured Party shall be liable for any of the foregoing to the extent they arise from the Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction. Each Secured Party shall be subrogated to the rights of the Collateral Agent with respect to all amounts paid by it pursuant to this paragraph, and all such amounts shall constitute Revolver Obligations or Term Loan Obligations, as the case may be.

Section 6.8 Self Dealing.

In the event (as is currently the case) that a Secured Party serves as the Collateral Agent, such Secured Party acting in its capacity as such shall have the same rights and powers under the Financing Documents as any other Secured Party and may exercise or refrain from exercising the same as though it were not the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent or any holding company, trust company or corporation in or with which the Collateral Agent or the

Collateral Agent’s stockholders may be interested or affiliated, or any officer or director of the Collateral Agent, or of any other such entity, or any agent appointed by the Collateral Agent, may have commercial relations or otherwise deal with any of the Loan Parties, or any Secured Party, or with any other corporation having relations with any of the Loan Parties or any Secured Party, and with any other entity, whether or not affiliated with the Collateral Agent.

SECTION 7 AGREEMENTS AMONG THE CREDITORS.

Section 7.1 Independent Actions by Secured Parties.

This Intercreditor Agreement shall not limit or affect in any way the rights of the Secured Parties under the Financing Documents, including, without limitation, the rights of the Secured Parties to (a) amend any of the terms of the Financing Documents to which it is a party or (b) waive any obligations or responsibilities of the Borrower or any Guarantor required by the terms of the applicable Financing Documents. Furthermore, nothing contained in this Intercreditor Agreement shall prohibit any Secured Party from (i) accelerating the maturity of, or demanding payment from any of the Loan Parties on, any Obligation of the Loan Parties to such Secured Party or taking any action in respect of any Guaranty, (ii) instituting legal action against any of the Loan Parties to obtain a judgment or other legal process in respect of such Obligation, (iii) imposing a default rate of interest in accordance with the Revolver Credit Agreement or the Term Loan Credit Agreement, as applicable, (iv) filing to commence a proceeding against the Borrower or any Guarantor under the Bankruptcy Code in Title 11 of the United States Code (as amended from time to time and as interpreted by the rules and regulations promulgated thereunder, the “Bankruptcy Code”) and filing claims or otherwise participating in any voluntary or involuntary bankruptcy proceedings, including the right to participate in any hearing or proceeding considering whether such Secured Party has received or will receive “adequate protection” under the Bankruptcy Code or (v) raising any defenses in any action in which it has been made a party defendant or has been joined as a third party, except that the Collateral Agent may direct and control any defense to the extent directly relating to the Collateral or any Collateral Document, subject to and in accordance with the provisions of this Intercreditor Agreement.

Section 7.2 Relation of Secured Parties.

This Intercreditor Agreement is entered into solely for the purposes set forth herein, and no Secured Party assumes any responsibility to any other party hereto to advise such other party of information known to such other party regarding the financial condition of the Borrower or any Guarantor or of any other circumstances bearing upon the risk of nonpayment of any Obligation. Each Loan Party specifically acknowledges and agrees that nothing contained in this Intercreditor Agreement is or is intended to be for the benefit of the Borrower or any Guarantor and nothing contained herein shall limit or in any way modify any of the obligations of the Borrower or any Guarantor to the Secured Parties.

SECTION 8 MISCELLANEOUS.

Section 8.1 Entire Agreement.

This Intercreditor Agreement represents the entire agreement among the Secured Parties and, except as otherwise provided in Section 8.4, this Intercreditor Agreement may not be altered, amended or modified except in a writing executed by all the parties to this Intercreditor Agreement.

Section 8.2 Notices.

Notices hereunder shall be given to the Collateral Agent, the Revolver Agent and the Term Loan Agent at their addresses or telecopy numbers as set forth on Schedule 1 hereto or at such other address or telecopy number as may be designated by any such party in a written notice to the Collateral Agent (or, in the case of an assignee or transferee of any of the Obligations, such address or telecopy number as may be designated by any such party in a written notice to the Collateral Agent). Notices hereunder shall be given to the Loan Parties at their addresses and telecopy numbers as set forth on Schedule 1 hereto or the joinder agreement or other agreement or instrument pursuant to which such Person becomes a party hereto pursuant to the terms hereof or at such other address or telecopy number as may be designated by any such party in a written notice to the Collateral Agent. All such notices and other communications to a party hereto shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number provided for such party, (c) the Business Day following the day on which the same has been delivered prepaid or pursuant to an invoice arrangement to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to such party at the address or telecopy number provided for such party.

Section 8.3 Successors and Assigns.

This Intercreditor Agreement shall be binding upon and inure to the benefit of each of the Secured Parties and their respective successors and assigns, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any future holder or holders of any Obligations, and the term “Secured Party” shall include any such subsequent holder of Obligations, wherever the context permits. Without limiting the foregoing, the rights and obligations of any Revolver Lender or Term Loan Lender under this Intercreditor Agreement shall be assigned automatically, without the need for the execution of any document or any other action, to, and the term “Revolver Lender”, or “Term Loan Lender” as used in this Intercreditor Agreement shall include, any assignee, transferee or successor of such Lender under the Revolver Credit Agreement or the Term Loan Credit Agreement, as the case may be, and any such assignee, transferee or successor shall automatically become a party to this Intercreditor Agreement. Any Secured Party that assigns or transfers all or any part of its share of the Obligations shall notify the assignee or transferee of this Intercreditor Agreement and shall request that the assignee or transferee thereof deliver to the Collateral Agent a written acknowledgement pursuant to which such assignee or transferee acknowleges that it is bound by the terms hereof as a “Revolver Lender” or a “Term Loan Lender”, as applicable; provided, however, that the failure for any reason of any assignee or transferee to deliver such acknowledgement shall not in any way limit or otherwise affect the rights and obligations of such assignee or transferee hereunder and the delivery of such acknowledgement shall not be deemed to be a requirement or condition to the effectiveness of any such assignment or transfer.

Section 8.4 Amendments, Modifications, Waivers.

All amendments, modifications and waivers of any provision of this Intercreditor Agreement shall be effective only if the same shall be in writing and signed by the Majority Secured Parties, and no such modification or amendment shall be binding on the Loan Parties without the consent of the Loan Parties; provided, however, that (a) no such modification or amendment shall adversely affect any of the Collateral Agent’s rights, immunities or rights to indemnification hereunder or under the Collateral Documents or expand its duties hereunder or under the Collateral Documents, without the prior written consent of the Collateral Agent, (b) no such modification or amendment shall modify any provision hereof which is intended to provide for the equal and ratable security of all outstanding Obligations without the prior written consent of all Secured Parties, (c) no such modification or amendment shall change the definition of “Majority Secured Parties” or Section 4 or this Section 8.4 without the prior written consent of each Secured Party and (d) the consent of the Loan Parties shall not be required for any amendment, modification or waiver of any provision of this Intercreditor Agreement which relates solely to the arrangements among the Secured Parties. No waiver of any provision of this Intercreditor Agreement and no consent to any departure by any party hereto from the provisions hereof shall be effective unless such waiver or consent shall be set forth in a written instrument executed by the party against which it is sought to be enforced, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.5 Governing Law.

This Intercreditor Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

Section 8.6 Counterparts.

This Intercreditor Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Intercreditor Agreement by signing any such counterpart.

Section 8.7 Severability.

In case any one or more of the provisions contained in this Intercreditor Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Intercreditor Agreement shall not in any way be affected or impaired thereby.

Section 8.8 Terms.

Whenever the context and construction so requires, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa.

Section 8.9 Purchase of Collateral.

Any Secured Party may purchase Collateral at any public sale of such Collateral pursuant to the Collateral Documents, but only to the extent such action does not contravene any requirement of law and only if the consideration paid by such Secured Party is cash.

Section 8.10 Further Assurances.

The Loan Parties at their expense will execute, acknowledge and deliver all such agreements and instruments and take all such action as the Collateral Agent or the Majority Secured Parties from time to time may reasonably request in order further to effectuate the purposes of this Intercreditor Agreement and to carry out the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Intercreditor Agreement to be executed as of the date first above written.

COLLATERAL AGENT:	BANK OF AMERICA, N.A., in its capacity as Collateral Agent

	By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

REVOLVER AGENT:	BANK OF AMERICA, N.A., in its capacity as
Revolver Agent on behalf of itself and the Revolver Lenders

	By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

TERM LOAN AGENT:	BANK OF AMERICA, N.A., in its capacity as
Term Loan Agent on behalf of itself and the Term Loan Lenders

	By:	/s/ Anthea Del Bianco
	Name:	Anthea Del Bianco
	Title:	Vice President

The undersigned hereby acknowledge and agree to the terms of this Intercreditor Agreement.

BORROWER:	SCHOOL SPECIALTY, INC., a Wisconsin corporation

	By:	/s/ Mary M. Kabacinski
	Name:	Mary M. Kabacinski
	Title:	Chief Financial Officer

GUARANTORS:	CHILDCRAFT EDUCATION CORP., a New York corporation
CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company
BIRD-IN-HAND WOODWORKS, INC., a New Jersey corporation
SPORTIME, LLC, a Delaware limited liability company
GLOBAL VIDEO, LLC, a Wisconsin limited liability company
PREMIER AGENDAS, INC., a Washington corporation
FREY SCIENTIFIC, INC., a Delaware corporation
AMALGAMATED WIDGETS, INC., a Wisconsin corporation
SAX ARTS & CRAFTS, INC., a Delaware corporation
CALIFONE INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ Mary M. Kabacinski
	Name:	Mary M. Kabacinski
	Title:	Treasurer

Schedule 1

Notice Addresses

1.	Loan Parties:

c/o School Specialty, Inc.
W6316 Design Drive
Greenville, Wisconsin 54942
	Attention:	Mary M. Kabacinski
	Telephone:	920-882-5852
	Facsimile:	920-882-5863

2.	Collateral Agent, Revolver Agent, Term Loan Agent:

Bank of America, N.A., as Collateral Agent, Revolver Agent or Term Loan Agent
1455 Market St
CA5-701-05-19
San Francisco, CA 94103
	Attention:	Anthea Del Bianco
	Telephone:	415.436.2776
	Facsimile:	415.503.5101